Exhibit 99.1

Crown Holdings Announces Pricing of Senior Notes

Philadelphia, PA – April 28, 2015. Crown Holdings, Inc. (NYSE: CCK) announced today that it has priced its private placement of €600 million principal amount of 3.375% senior unsecured notes due 2025. The notes will be issued at par by Crown European Holdings S.A., a subsidiary of Crown, and will be unconditionally guaranteed by Crown and certain of its subsidiaries.

Crown intends to use the net proceeds of this offering, together with other available funds (which may include borrowings under Crown’s revolving credit facility), to repay its outstanding Term Loan B facility, to pay fees and expenses associated with the offering of the notes and for general corporate purposes.

The notes will be issued through a private placement and resold by initial purchasers to qualified institutional buyers under Rule 144A promulgated under the Securities Act of 1933, as amended, and to persons outside the United States under Regulation S of the Securities Act. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, including regarding the expected completion of the note offering, the prospective impact of the note offering and plans to repay certain indebtedness, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Other important factors that could cause the statements made in this press release or the actual results of operations or financial condition of Crown to differ include, without limitation, that the note offering is subject to a number of conditions. There can be no assurance that the note offering will be completed as described herein or at all. Other important factors are discussed under the caption “Forward-Looking Statements” in Crown’s Form 10-K Annual Report for the year ended December 31, 2014 and in subsequent filings made prior to or after the date hereof. Crown does not intend to review or revise any particular forward-looking statement in light of future events.

About Crown Holdings, Inc.

Headquartered in Philadelphia, PA, Crown Holdings, Inc. is a leading manufacturer of packaging products for consumer marketing companies around the world. Crown makes a wide range of metal packaging for food, beverage, household and personal care and industrial products and metal vacuum closures and caps. As of December 31, 2014, Crown operated 149 plants located in 40 countries, employing approximately 23,000 people. For more information, visit www.crowncork.com.

For more information, contact: Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720.